EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
Emdeon Announces Sale of Practice Services Unit to Sage Software for $565 Million
Elmwood Park, NJ (August 8, 2006) – Emdeon Corporation (Nasdaq: HLTH) today announced that it entered into a definitive agreement to sell its Emdeon Practice Services segment to Sage Software, Inc., a wholly-owned subsidiary of The Sage Group plc, for $565 million in cash. The closing is expected to occur in September and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.
Kevin Cameron, Chief Executive Officer of Emdeon, said: “We are very pleased to announce today’s transaction with Sage. We have made significant improvements across the board at Practice Services as evidenced by our recent financial results and we believe this transaction provides value for our shareholders. We also are pleased that as the owner of Practice Services and a growing player in the US health care market, Sage will work closely with Emdeon Business Services and our 85.8% owned subsidiary WebMD Health Corp. in the years ahead.”
The sale of Practice Services to Sage represents the conclusion of a part of the process that Emdeon announced on February 16, 2006 to explore strategic alternatives for its Emdeon Practice Services and Emdeon Business Services segments. Emdeon continues to explore strategic alternatives for the Emdeon Business Services segment and expects to announce the results of that evaluation process by late August or early September.
In connection with the transaction announced today, Emdeon Practice Services has entered into a new agreement with Emdeon Business Services and amended agreements with WebMD. Emdeon Business Services will continue as the exclusive provider of electronic healthcare transaction services and patient statement services for Practices Services through 2013. Emdeon Practice Services will continue its relationship with WebMD and will exclusively integrate WebMD’s personal health record with its clinical products, including its electronic medical record.
Emdeon and Sage will make an IRC Section 338h(10) election and will treat this transaction as a sale of assets for tax purposes. Emdeon expects to recognize a taxable gain on the sale of its Emdeon Practice Services unit and expects to utilize a portion of its federal net operating loss (“NOL”) carryforward to offset the gain on this transaction. Under the tax sharing agreement between Emdeon and WebMD, WebMD will be reimbursed for any of its NOL carryforward’s utilized by Emdeon in this transaction at the current federal statutory tax rate of 35%. Emdeon currently estimates that the amount of the WebMD NOL carryforward’s utilized in this transaction will be approximately $240 to $260 million resulting in a reimbursement to WebMD of $84 to $91 million. The amount of the utilization of the WebMD NOL carryforward’s and related reimbursement is based on various assumptions and will not be determined until the filing of Emdeon’s consolidated 2006 tax return.
As previously announced, Emdeon will release financial results for the three months ended June 30, 2006 at approximately 4:00 pm (ET) on Tuesday, August 8, 2006. The Company will host a conference call at 4:45 pm (ET) on that day to discuss these results and the transaction described in this release. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section). A replay of the call will be available at the same web address.
Emdeon was represented by The Blackstone Group and Citigroup Corporate and Investment Banking in this transaction.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
*****************************
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the expected timing of completion of the transaction described in this press release; ongoing business relationships between Emdeon Practice Services and other Emdeon businesses; and explorations of possible transactions and other alternatives involving Emdeon Business Services. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding the amount and timing of potential benefits of transactions; relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. In addition, there can be no assurance that the exploration of strategic alternatives with respect to Emdeon Business Services will result in any definitive agreement or transaction. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
*****************************
WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.